MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

302 658 9200

302 658 3989 FAX

April 26, 2007

Hewitt Series Trust

I00 Half Day Road

Lincolnshire, Illinois 60069

Re: Hewitt Series Trust

Ladies and Gentlemen:

We refer to our opinion to you dated February 28, 2005 (the “Opinion”) concerning the valid issuance of Shares of the Funds referenced therein. We hereby consent to the filing of the Opinion as an exhibit to Post-Effective Amendment No. 12 to the Trust’s Registration Statement under the Securities Act of 1933 as filed on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. In giving this consent, we do not undertake to, and have not, updated our Opinion in any respect. Our Opinion continues to speak only as of the date thereof and is based on our understandings and assumptions as to the facts on such date and our review of the documents referenced in the Opinion and the application of the Delaware law as the same existed on the date of the Opinion. Capitalized terms used herein and not otherwise herein defined are used as defined in the Opinion.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering
Louis G. Hering